UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   February 5, 2016

VEECO INSTRUMENTS INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-16244 (Commission File Number)	11-2989601 (IRS Employer Identification No.)

Terminal Drive, Plainview, New York  11803

(Address of principal executive offices)

(516) 677-0200

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03   Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On February 5, 2016, Veeco’s Board of Directors voted to amend and restate Veeco’s Bylaws, effective immediately.  The amendment reduced the stockholder vote required to adopt, amend, alter or repeal the Bylaws from two-thirds to a simple majority of the outstanding shares entitled to vote.  In addition to other minor revisions, the amendment also requires (1) stockholders who submit proposals or nominations to disclose hedging transactions involving their ownership of Veeco’s stock and (2) stockholders who nominate directors to indemnify Veeco for any loss arising from false or misleading information that is submitted in connection with such nomination.  This description of the amendments to Veeco’s Bylaws is qualified in its entirety by the text of Veeco’s Fifth Amended and Restated Bylaws, a copy of which is furnished as Exhibit 3.1 to this report.

In connection with the Bylaws amendment, the Board also amended and restated its Corporate Governance Guidelines and the Charter of its Governance Committee to provide, among other things, that (a) an annual self-evaluation shall be conducted of the Board, each Committee and each individual Board member and that an external governance advisor shall be utilized to facilitate the assessment at least every three years; and (b) the Governance Committee shall be responsible for (1) reviewing stockholder proposals and voting results, (2) considering stockholder proposals which receive substantial support, (3) anticipating any stockholder engagement needed on governance matters, and (4) communicating its recommendations to the Board with respect to such matters.  Copies of the Corporate Governance Guidelines and Charter of the Governance Committee, each as amended and restated, can be found on the Company’s website www.veeco.com, under the Corporate Governance heading, which is accessible via the Investors page.

Item 9.01   Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit	Description

3.1	Fifth Amended and Restated Bylaws of Veeco, effective February 5, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VEECO INSTRUMENTS INC.

February 10, 2016	By:	/s/ Gregory A. Robbins
Gregory A. Robbins
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit	Description

3.1	Fifth Amended and Restated Bylaws of Veeco, effective February 5, 2016